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                24/7 Media March 21, 2001 Conference Call Script


PAUL WARBURG

Good afternoon and thank you for joining us today for our fourth quarter 2000 earnings release. I'm Paul Warburg, Vice President of Investor Relations for 24/7 Media. Joining me on the call are Chief Executive Officer, David Moore, Chief Operating Officer, Tom Detmer and Stu Shaw, SVP of Finance and Administration.

Before we begin, I would like to ask you to please keep in mind that during the course of the conference call, we will be providing forward-looking statements that are subject to risk factors and uncertainties. I urge you to review our 10-k and fourth quarter press release to review the cautionary statements and risk factors contained therein.

At this time, I will turn the call over to David Moore, Chief Executive Officer for 24/7 Media.


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DAVID MOORE

Thanks, Paul.

And thank you again for joining us today as we provide our fourth quarter earnings report and update you on our strategic and financing initiatives.

My remarks will address the following:

      o The state of the advertising marketplace and how this translates into the online sector,
      o     The current strategy and outlook for our business and,
      o     Our strategic and financing initiatives

Stu will follow that with a discussion of the financials.

(PAUSE)

Having completed the fourth quarter, I would like to take a few moments to reflect on the online marketing industry in 2000 and review the events of the past year in the context of a bigger historical picture. At the beginning of the year, 24/7 Media, a leader in the online marketing industry, was a rapidly growing company, well positioned to capture marketshare with its extensive suite of interactive services.

No one could have anticipated the enormous challenges the Internet advertising industry has faced in the past year. The poor visibility within the industry has caused company after company to continually lower guidance re-defining the term "rock bottom". The demise of many Internet companies was unexpected and the adoption of the online advertising medium by traditional advertisers has taken longer to materialize than we hoped. The combination of these two realities, in conjunction with the overall economic slowdown, has forced many new economy and traditional companies to slash discretionary spending budgets, including advertising.

With demand softening, the interactive marketing suppliers were, and continue to be, faced with excess capacity. This situation will result in the continued reduction in industry-wide CPMs, thereby stunting revenue growth and pressuring margins.

While visibility remains poor, we firmly believe in the long-term viability of the interactive marketing space. There is no question that people are spending more time online than ever before. Whether it is accessing the web from home or work, on the bus or walking down the street, consumers continue to seamlessly integrate the Internet into their everyday life. 24/7 Media is in the unique position of being able to serve advertising across the three segments of the web: PC based internet; wireless internet and; the broadband internet in the form of


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interactive television. We continue to develop, invest and grow our business, firmly believing the old industry saying: Ad dollars follow the eyeballs.


Total revenue for the fourth quarter was $38.6 million, up 4.1% from the same period last year. Total revenue for the year was $185.2 million, up 106% over revenue generated in 1999.

Fourth quarter pro forma loss from operations totaled $31.7 million. This number excludes other expenses, minority interest, gain on sale of investments and other assets and impairment of investments. Stu will go into greater detail in his discussion of financial performance.

The outlook for the overall advertising industry, and the interactive space, specifically, remains cloudy. The spot market has dropped significantly as many of the traditional advertisers have curtailed discretionary spending in light of the economic downturn. As a result, the adoption rate by traditional advertisers failed to offset the more-rapid-than-expected decline in dotcom advertisers.

We are very disappointed with the fourth quarter results as well as the revised forecast for 2001.



On the upside, we are pleased to announce that we have secured additional financing to help 24/7 Media weather the storm.

We secured an equity credit line giving us the potential to raise up to $50 million of financing gradually over the next two years. Because the amount of financing available to us during any particular time period is determined by the price per share and trading volume of the common stock, we will continue to seek other financing or asset sales to supplement this source.

We are engaged in discussions centering around significant investments into the Company or the sale of assets that may produce cash infusion into the company. We will continue to keep you abreast of our progress in these efforts.

I will now turn the call over to Stu Shaw for a discussion of our financial results and projection.

STU SHAW

Thanks Dave.

Turning to the fourth quarter results.


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As Dave mentioned, revenues for the quarter were $38.6 million.

Network revenue, which primarily includes revenue derived from US and International networks, was $22.0 million. Gross profit fell short of expectations due to pricing pressures in the US marketplace, the previously discussed settlement of guaranteed contracts and, lower overall volume.

The European network posted strong operating results. Total revenue growth for 2000 accelerated to $35.8 million, up 501% from prior year. Fourth quarter revenue was $10.7 million, up 177% from fourth quarter 1999.

Connect is now up and running in the US, Canada and Latin America. Connect served 15.8 billion impressions at an average speed of three tenths of a second and the system was available greater than 99% of the time.

Mail revenue, which includes the results from list management and list brokerage, was $4.1 million. The shortfall was primarily due to weaknesses in our Mail forecasting.

Since our last forecast, we have strengthened our operational controls to ensure the integrity of our financial forecasting. We are comfortable that taking these steps enables us to begin the new year on the right foot. We are confident that our operational control environment is sound and that the problems are behind us.

Technology revenue, which includes the results from Broadband, Professional Services, Email Service Bureau, Connect for Advertisers and Publishers and Website Results, was $12.5 million.

      o Broadband Professional Services continues to post solid results expanding into the Asia-Pacific region. New client signings in the quarter included multi-year deals with Verizon and Network Guidance. In addition, strategic partnership agreements were signed with Seachange International, Pace Technologies, and ICE Interactive

      o Exactis delivered 1.8 billion email messages in the quarter for a year-end total of approximately 5 billion. We now have the capacity to deliver 75 million messages per day

      o Website Results acquired several new customers including Office Depot, and CDW and renewed contracts with WebMD and eBay.

Pro forma net loss, as Dave mentioned, was $31.7 million, or 75 cents per share. Reconciling for the wider-than-anticipated loss, was:

      o The reduced gross profit contribution in Mail attributable to the aforementioned issues impacted the loss by 10 cents per share.

      o $4.5 million of unanticipated bad debt expense for the quarter, or adding 11 cents per share. And


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      o     As previously mentioned, fulfilling our obligation to the remaining
            Network guarantee contracts, which accounted for an additional 4 cents per share


24/7 Media's net loss was $677.1 million in the quarter. Included in this number are charges related to the impairment of intangible assets of $500.2 million, amortization of intangible assets and partner agreements of $47.7 million, stock based compensation of $2.1 million, impairment of investments of $101.4 million resulting from other-than temporary declines in value and, restructuring charges of $12.0 million associated with the Company's previously announced cost reduction plans. These charges are offset by gains on the sale of investments and other assets totaling $18.1 million.

Valuations of companies operating in the Internet and technology sectors have declined significantly within the past year. In fiscal 2000, the Company completed several acquisitions that were financed primarily with the Company's stock and based on the price of the Company's stock at the time. Accordingly, the Company determined that the carrying value of certain intangible assets required adjustment. The intangible asset impairment charges of $500.2 million recorded in the fourth quarter primarily related to goodwill and other intangible assets associated with the year 2000 acquisitions of Sabela, iPromotions, AwardTrack, Imake, Website Results and Exactis.


Looking ahead to first quarter and second quarter we are moderating growth projections even further due to the state of the internet advertising industry and overall economic slowdown. Lack of visibility inhibits us from looking farther out into the year.

For first quarter, we are projecting a 35-40% sequential decline due to the aforementioned reasons. We anticipate that the overall weakness in the space will carry-over into the typically strong second quarter. We forecast sequential growth over first quarter in the 5-10% range.

Network revenue for Q1 will be in the $11-14 million range, increasing to the $12-15 million range in Q2.

Mail revenue will remain in the $3-5 million range for both quarters.

Technology revenue is projected in the $8-10 million range.

Cash and cash equivalents on the balance sheet was $28.9million at the end of December. Additionally, we maintain investments in three publicly traded entities, chinadotcom, Network Commerce and i3 Mobile. We sold 3.6 million shares of Chinadotcom in the fourth quarter for proceeds of $25.7 million. Our remaining stake at the end of the quarter was 1.2 million shares. Our positions in

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Network Commerce, 4.3million shares and i3 Mobile roughly 94 thousand shares remain unchanged. In aggregate the fair value of these investments were worth roughly $9.1 million at prices listed at the close of business on December 29, 2000. Combined with our cash position, we had roughly $38 million in cash and publicly traded securities as of December 31, 2000.

Through the end of last week, we monetized approximately 775,000 shares of Chinadotcom which yielded an additional $5.3 million in proceeds. As of yesterday's closing price, the value of our remaining marketable securities was $1.9 million.

I'd like to cover some other key metrics:

Our top ten web sites made up 13.8% of our total revenues in the fourth quarter, with our largest web site representing only 2.9% as we have continued to enjoy the benefits of a diversified business.

The number of advertisers for the fourth quarter was roughly 900. The top ten advertisers now make up 25% of our total revenues, up slightly from 22%.

Additionally, we added 5 million email names to our database, bringing our total amount of names under management to 30 million.

I will now turn the call back over to Dave.  Dave.

DAVE MOORE

We recognize the need to secure additional financing to carry us through to break-even.

Since we are currently working on several transactions that may meet our financing needs, we are not able to take your questions at this time. Thank you for your continued support of 24/7 Media. We hope to be providing you with a progress report shortly.



Caution concerning forward-looking statements: This news release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations, are not guarantees of future performance and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in the most recent quarterly report and other filings with the Securities and Exchange Commission made by the companies named


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herein. In particular, the following risks, among others, could cause actual results to differ materially from those described herein: the online advertising market may not continue to develop or prove effective for advertisers; we may not realize all the cost savings projected from our strategic operating plan; the effects of our strategic operating plan may have an unexpected adverse effect on revenue or otherwise impair our financial results; we may experience seasonal fluctuation greater than anticipated; we may experience adverse effects from a general economic decline in one or more of our major markets; we may fail to attract and retain major Web site customers and advertisers; we may fail to attract and retain qualified personnel; we may not effectively integrate acquisitions; and we may suffer from international risks, including adverse exchange rate fluctuations. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.


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24/7 MEDIA METRICS
YEAR 2000
                                                                         Q4
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Total Number of Advertisers                                             900
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TOTAL PAGE VIEWS - FOR QUARTER (MM)                            15.8 billion
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TOTAL EFFECTIVE CPM - FOR QUARTER                                     $1.39
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TOTAL EMPLOYEES                                                       1,047
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TOP TEN ADVERTISERS % OF TOTAL REVENUES(NETWORK)                       25.3%
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REACH-U.S. - LAST MONTH OF QUARTER                                     57.1%
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UNIQUE USERS - U.S. - LAST MONTH OF QUARTER                       46,287,000
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TOTAL WEB SITES                                                        5,434
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24/7 MAIL OPT-IN EMAIL ADDRESSES UNDER MANAGEMENT                 30 million
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24/7 SERVICE BURREAU: MESSAGES SENT                              1.8 billion
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24/7 SERVICE BURREAU: AVG CPM                                          $3.34
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